Exhibit 15.3

[GÖRG Partnerschaft von Rechtsanwälten mbB Letterhead]

GÖRG • Ulmenstraße 30 • 60325 Frankfurt am Main XCHG Limited No. 12 Shuang Yang Road, Da Xing District, Beijing People’s Republic of China, 100023	FLORIAN WOLFF Partner
Tel. +49-69-17 00 00-148 Fax +49-69-17 00 00-226 FWolff@goerg.de Sekretariat: Zeljana Vuletic Ulmenstraße 30 60325 Frankfurt am Main Tel. +49-69-17 00 00-17 www.goerg.de Our file: 6660/060144-23

Frankfurt a. M., 23 April 2025

Re: XCHG Limited

Dear Sir/Madam:

We are acting as German legal advisors to XCHG Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (“SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—German Tax Considerations” in the Annual Report, and further consent to the incorporation by reference of the summaries of our opinions that appear in the Annual Report into the Registration Statement on Form F-1 (File No. 333-276802), as amended.

We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ GÖRG Partnerschaft von Rechtsanwälten mbB

GÖRG Partnerschaft von Rechtsanwälten mbB